March 27, 2000






Dear Shareholder:

Please vote, sign and date the proxy card enclosed in this package and return it in the envelope provided.

The enclosed proxy kit is for the Special Meeting of Shareholders to be held on May 3, 2000. An earlier proxy kit was mailed to you on or about March 17, 2000. Although every effort was made by A I M Advisors, Inc. to ensure the quality of the proxy materials sent to you at that time, one line of the information was omitted on the proxy card during the final printing process by Alamo Direct (mailer and tabulator). The information missing was the column headings of "FOR", "AGAINST" and "ABSTAIN" over the boxes for proposals 2 through 5.

The enclosed proxy card includes the correct headings. If you have already voted a proxy card with respect to proposals 2 through 5, we are unable to count such votes. Therefore, we need you to complete the new card and return it in the enclosed postage-paid return envelope. The costs associated with this additional mailing will be borne by Alamo Direct and will have no impact on fund expenses.

Please accept our apologies for any inconvenience this may have caused.

A I M Advisors, Inc.